Exhibit 99.1

Rogers Corporation Announces Chief Financial Officer Transition

CHANDLER, Ariz.--(BUSINESS WIRE)--March 21, 2018--Rogers Corporation (NYSE:ROG) today announced that Janice E. Stipp, Senior Vice President, Finance and Chief Financial Officer, will be retiring from the Company effective May 16, 2018. The Company has entered into a six-month consulting agreement with Ms. Stipp to aid in the transition after her departure. An executive search process has commenced for a permanent successor.

Bruce D. Hoechner, President and CEO commented, “Janice is an experienced and capable CFO and has been a valuable member of our executive team. I appreciate the numerous contributions she has made since joining us in 2015. Most specifically, helping to drive the Company’s growth strategy, while at the same time building a new finance team at the relocated Company Headquarters in Chandler, Arizona. We wish her the best in her future endeavors.”

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to attract and retain management and skilled technical personnel; disruptions in, or breaches of, our information technology systems; employee benefit costs and other risks applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

CONTACT:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorp.com